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                                                                    Exhibit 11.1


                              INFOSEEK CORPORATION
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)
                    (In thousands, except per share amounts)


                                                Three Months Ended
                                                    March 31,
                                               1997           1996
                                             --------       --------
Net Loss                                     $ (4,106)      $ (3,568)
Weighted average common shares
outstanding during the period                  26,127          3,731

Shares related to SAB No. 55, 64
and 83                                          ---           12,483

Conversion of preferred stock not
included in shares related to SAB
No. 55, 64, and 83                              ---            9,700
                                             --------       --------

Total shares used in net loss per share        26,127         25,914

Net loss per share (Pro forma in 1996)       $  (0.16)      $  (0.14)
                                             ========       ========